Exhibit 99.2

First Quarter Results Report

Exhibit 99.2

Beach First National Bancshares, Inc. (logo)
2007 First Quarter Report

Consolidated Financial Highlights Beach First National Bancshares, Inc. 1st Quarter Report 2007

The Quarter In Review

Net Income
Net income for the three months ended March 31, 2007, increased 33.1%, totaling $1.6 million or $0.33 per diluted share, compared to $1.2 million or $0.25 per diluted share, for the same period a year ago.

Net interest income for the three months ended March 31, 2007, grew 26.3% when compared to the same period a year ago, fueled primarily by our loan growth. Noninterest income for the three months ended March 31, 2007, grew 649% when compared to the same period a year ago. Noninterest income now includes the income from our mortgage operations. Our net interest margin was 4.39% for the three months ended March 31, 2007, compared to 4.42% for the same period in 2006.

Operating expenses increased 121.6% during the first quarter of 2007 when compared with figures for the same period a year ago, due in large part to the costs associated with the expansion of the bank’s mortgage lending efforts. Expenses increased in categories including salary and benefits expense, legal and professional expense, data processing, and advertising.

Return on average shareholders’ equity was 14.05% for March 31, 2007, compared to 12.02% for the same period a year ago. Return on average assets was 1.21% for March 31, 2007, compared to 1.17% for the same period a year ago.

The book value of our common stock increased to $9.89 per share at March 31, 2007, from $8.42 per share at March 31, 2006.

Total Assets
Total assets grew to $552.8 million for the period ended March 31, 2007, an increase of 29.6% when compared to the $426.7 million reported for the same period a year ago.

Total Loans
Total loans for the period ended March 31, 2007, were $448.0 million, a 28.3% increase when compared to the $349.2 million reported for the same period a year ago.

Total Deposits
Total deposits for the period ended March 31, 2007, grew 31.7% to $445.1 million from the $337.9 million reported for the same period a year ago. Deposit growth during the first quarter was fueled by growth in money market accounts and certificates of deposit.

Total Capital
The bank’s capital position remains strong. Based on regulatory standards, Beach First is considered “well-capitalized” at both the holding company and bank level.

Forward-looking statements in this document, such as statements relating to future plans and expectations, are subject to risks and uncertainties, such as a downturn in the economy, greater than expected noninterest expenses and excessive loan losses, which could cause actual results to differ materially from those anticipated by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Net Income ($000)
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Total Loans ($ millions)
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Net Interest Income ($ millions)
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Total Assets ($ millions)
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Total Deposits ($ millions)
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Capital (     Required     Beach First)
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Dear Shareholders:

I am pleased to report that Beach First continues to perform well in the new year, buoyed by our overall growth and expansion.

Net income grew 33.1% during the first quarter of 2007. Total loans increased 28%. Deposits increased 32%, primarily due to growth in certificates of deposit and money market accounts. The cost of acquiring deposits is growing incrementally, and competition for deposits continues to be brisk throughout our banking markets. We are focused on obtaining lower cost deposits throughout the bank.

In March, we celebrated the grand opening of Beach First Center, in coordination with the Nelson Mullins law firm, our partners in the building. This unique facility combines the architectural style of old Myrtle Beach, with new construction procedures and supplies that are good for the environment. Both customers and the community at large responded enthusiastically to our expanded presence in Myrtle Beach and to our grand opening event, which featured account specials, free gifts for new relationships, and a cookout.

In other news about Beach First Center, we welcomed our first tenant in March, when Croissants Bakery and Café, a popular Myrtle Beach eatery, moved into its first floor location. The construction/development firm, R.A. Management Inc., based in Charlotte, North Carolina, will lease space on the second floor with expected occupancy early in the third quarter. With the addition of this new tenant, all but 7,500 of Beach First Center’s 46,000 square feet are in use.

A new advertising campaign designed to increase awareness of Beach First is now in full swing in the banking markets we serve. The campaign was created by the award-winning marketing firm, LHWH Advertising and PR, and uses a media mix of television, print, and radio to tell the Beach First story.

Our new residential mortgage loan division continues to perform to expectations, and has helped to introduce the Beach First name to customers in the Carolinas and mid-Atlantic states. Through our additional capabilities in this area, we have expanded our customer base for residential mortgage lending into new markets.

With a busy and productive first quarter behind us, we are looking forward to continued progress throughout the year. As always, we will work hard for your investment and appreciate your support. Please feel free to contact me if I can be of service to you.

/s/ Walter E. Standish, III

Walter E. Standish, III
President and Chief Executive Officer

Beach First National Bancshares, Inc. (logo)
3751 Grissom Parkway, Suite 100
Myrtle Beach, SC 29577
Address Correction Requested